Exhibit 3.1

HOSPITALITY PROPERTIES TRUST
ARTICLES SUPPLEMENTARY
Hospitality Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Trustees of the Trust (the “Board”) and notwithstanding any other provision in the declaration of trust (the “Declaration”) or bylaws of the Trust to the contrary, the Trust elects to be subject to Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL. Notwithstanding any other provision of the Declaration, a Trustee may not be removed without cause.
SECOND: The Trust’s election to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.
THIRD: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President, and attested to by its Secretary, on this 20th day of April, 2017.

ATTEST:	HOSPITALITY PROPERTIES TRUST

/s/ Jennifer B. Clark	By: /s/ John G. Murray (SEAL)
Jennifer B. Clark	John G. Murray
Secretary	President

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